UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Apartment Investment and Management Company

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4582 SOUTH ULSTER STREET PARKWAY, SUITE 1100
DENVER, COLORADO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 29, 2005

       You are cordially invited to attend the 2005 Annual Meeting of Stockholders (the “Meeting”) of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (“Aimco” or the “Company”) to be held on Friday, April 29, 2005, at 9:00 a.m. at the principal executive offices of the Company at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, for the following purposes:

1. To elect six directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

2. To ratify the selection of Ernst & Young LLP, to serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2005;

3. To approve the sale of up to 5,000 High Performance Partnership Units of AIMCO Properties, L.P.; and

4. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.
      Only stockholders of record at the close of business on March 4, 2005, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.
      WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The proxy is revocable at any time prior to the exercise thereof by written notice to the Company, and stockholders who attend the Meeting may withdraw their proxies and vote their shares personally if they so desire.
      You may choose to vote your shares by using a toll-free telephone number or the Internet, as described on the proxy card. You may also mark, sign, date and mail your proxy in the envelope provided, and if you choose to vote your shares by telephone or the Internet, there is no need for you to mail your proxy card. Votes submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Time on April 28, 2005. The method by which you decide to vote will not limit your right to vote at the Meeting. If you later decide to attend the Meeting in person, you may vote your shares even if you previously have submitted a proxy by telephone, the Internet or by mail.
      The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

BY ORDER OF THE BOARD OF DIRECTORS

Miles Cortez
Secretary
March 22, 2005

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
4582 SOUTH ULSTER STREET PARKWAY, SUITE 1100
DENVER, COLORADO 80237

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2005

       This Proxy Statement is furnished to stockholders of Apartment Investment and Management Company (“Aimco” or the “Company”), a real estate investment trust (“REIT”), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on Friday, April 29, 2005, at 9:00 a.m. at the principal executive offices of the Company at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, and at any and all adjournments or postponements thereof, for the purposes set forth in the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about March 30, 2005.
      This solicitation is made by mail on behalf of the Board of Directors (the “Board”) of the Company. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of The Altman Group, Inc., for an estimated fee of $4,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.
      Holders of record of the Class A Common Stock of the Company (“Common Stock”) as of the close of business on the record date, March 4, 2005 (the “Record Date”), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 95,651,884 shares of Common Stock issued and outstanding.
      Shares represented by proxies in the form enclosed, if the proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted: FOR the election of all nominees for director; FOR the ratification of the selection of Ernst & Young LLP as Aimco’s independent registered public accounting firm for the calendar year ending December 31, 2005; and FOR the approval of the sale of up to an aggregate of 5,000 High Performance Partnership Units of AIMCO Properties, L.P. (the “Operating Partnership”). To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before voting by filing a notice of revocation with the Secretary of the Company, by filing a later dated proxy with the Secretary of the Company or by voting in person at the Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
      The Company’s 2004 Annual Report to Stockholders is being mailed with this Proxy Statement. The principal executive offices of the Company are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237.

PROPOSAL 1:
ELECTION OF DIRECTORS
      Pursuant to Aimco’s Articles of Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), directors are elected at each Annual Meeting of Stockholders and hold office for one year, and until their successors are duly elected and qualify. Aimco’s Bylaws currently authorize a Board consisting of not fewer than three nor more than nine persons.
      The nominees for election to the six positions on the Board selected by the Nominating and Corporate Governance Committee of the Board and proposed by the Board to be voted upon at the Meeting are James N. Bailey, Terry Considine, Richard S. Ellwood, J. Landis Martin, Thomas L. Rhodes and Michael A. Stein. Messrs. Bailey, Considine, Ellwood, Martin and Rhodes were elected to the Board at the last Annual Meeting of Stockholders. Mr. Stein was appointed by the Board in October 2004 to fill a vacancy on the Board. Messrs. Bailey, Ellwood, Martin, Rhodes and Stein are not employed by, or affiliated with, Aimco, other than by virtue of serving as directors of Aimco. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Bailey, Considine, Ellwood, Martin, Rhodes and Stein to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board that they are able and willing to serve as directors.
      If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than six nominees.
      Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the six nominees named above as directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH
OF THE SIX NOMINEES.
PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      The firm of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2004, was selected by the Audit Committee of the Board to act in the same capacity for the fiscal year ending December 31, 2005, subject to ratification by Aimco’s stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2004 and 2003 are described below under the caption “Principal Accountant Fees and Services.”
      Representatives of Ernst & Young LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
      The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Ernst & Young LLP to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2005.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF ERNST & YOUNG LLP.

PROPOSAL 3:
APPROVAL OF THE SALE OF UP TO 5,000 HIGH PERFORMANCE UNITS
      As an additional step in furtherance of Aimco’s goal of increasing Aimco’s adjusted funds from operations, dividend income and share price by making share ownership the primary economic motivation of its officers, in January 1998, AIMCO Properties, L.P. (the “Operating Partnership”) sold an aggregate of 15,000 Class I High Performance Partnership Units (the “Class I Units”) to a joint venture formed by 14 of Aimco’s officers and to three of Aimco’s independent directors. Based on the success of the Class I Units, in January 2001, the Board decided to offer to sell to employees additional High Performance Units. In 2001, upon approval of stockholders, the Operating Partnership sold an aggregate of 15,000 of its Class II, III, and IV High Performance Partnership Units (the “Class II Units,” “Class III Units” and “Class IV Units”) to a joint venture formed by over 50 employees. In 2002, upon approval of stockholders, the Operating Partnership sold 4,398 of its Class V High Performance Partnership Units (the “Class V Units”) to a joint venture formed by over 40 employees. In 2003, upon approval of stockholders, the Operating Partnership sold 5,000 of its Class VI High Performance Units (“Class VI Units”) to a joint venture formed by approximately 40 employees. In 2004, upon the approval of stockholders, the Operating Partnership sold 4,109 of its Class VII High Performance Units (“Class VII Units”) to a joint venture formed by approximately 22 employees. Unlike Common Stock, common partnership units in the Operating Partnership (“OP Units”) and options to purchase Common Stock, the High Performance Units provide the following advantages to Aimco:

•	the Operating Partnership receives cash consideration for an interest that will have nominal cost to Aimco unless the total return to Aimco’s stockholders for the relevant measurement period exceeds a minimum hurdle rate and is significantly better than the industry average (as measured by the Morgan Stanley REIT Index); and

•	any value received by the purchasers of the High Performance Units is not readily transferable and constitutes a long-term investment in Aimco, providing a substantial and enduring alignment of the long-term economic interests of Aimco and its officers and employees.
      The following table details the results of the High Performance Units that have been previously issued and for which the relevant measurement period has ended:

	Class I Units	Class II Units	Class III Units	Class IV Units	Class V Units

Measurement Period	1/1/98-12/31/00	1/1/01-12/31/01	1/1/01-12/31/02	1/1/01-12/31/03	1/1/02-12/31/04
Aimco Total Return	59.24%	0.21%	(11.40)%	(10.09)%	5.01%
Morgan Stanley REIT Index Total Return	0.58%	12.83%	16.94%	59.91%	86.35%
Minimum Return for Measurement Period	30.00%	11.00%	23.21%	36.76%	36.76%
Outperformance Return	29.24%	0.00%	0.00%	0.00%	0.00%
Weighted Average Market Value of Outstanding Equity (in millions)	$2,623	$3,858	$4,063	$4,012	$3,844
Outperformance Stockholder Value Added (in millions, at end of measurement period)	$767	$0	$0	$0	$0
Value of Units (in millions, at end of measurement period)	$115	$0	$0	$0	$0
      As shown in the above table, the Class II Units, the Class III Units, the Class IV Units and the Class V Units were valued at $0, and therefore, the allocable investments made by the holders of $1.275 million, $1.793 million, $1.793 million, and $937,601, respectively, were lost.
      In addition to the Class I Units, Class II Units, Class III Units, Class IV Units and Class V Units described above, the Operating Partnership has issued 5,000 Class VI Units and 4,109 Class VII Units, which have measurement periods of January 1, 2003 through December 31, 2005 and January 1, 2004 through December 31, 2006, respectively.

      The following table details the results of the High Performance Units that have been previously issued and for which the relevant measurement periods have not yet ended:

	Class VI Units	Class VII Units

Measurement Period	1/1/03-12/31/05	1/1/04-12/31/06
Aimco Total Return(1)	18.76%	17.04%
Morgan Stanley REIT Index Total Return(1)	79.80%	31.49%
Minimum Return for Measurement Period	23.21%	11.00%
Outperformance Return(1)	0.00%	0.00%
Weighted Average Market Value of Outstanding Equity (in millions)(1)	$3,671	$3,506
Outperformance Stockholder Value Added
(in millions, at 12/31/04)	$0	$0
Value of Units (in millions, at 12/31/04)	$0	$0

(1)	For the period from 1/1/03 through 12/31/04 for Class VI Units and 1/1/04 through 12/31/04 for the Class VII Units.
      As shown in the above table, the Class VI Units and the Class VII Units were valued at $0 for the portion of the measurement period through December 31, 2004, however, the full measurement period ends on December 31, 2005 for the Class VI Units and on December 31, 2006 for the Class VII Units.
      This year, the Board has decided to sell a new class of High Performance Units (the “Class VIII High Performance Partnership Units” or “Class VIII Units”), which have substantially the same characteristics as the Class VII Units sold in 2004 except for a different three year measurement period. Up to 5,000 Class VIII Units will be offered for sale. The specific characteristics of the Class VIII Units are shown below:

•	The Class VIII Units will have a three-year measurement period starting on January 1, 2005 and ending December 31, 2007.

•	The Class VIII Units will have nominal value unless the Aimco total return (dividend income plus share price appreciation) exceeds 115% of the cumulative total return of the Morgan Stanley REIT Index and has a cumulative total return for the three year period of at least 36.8% (equivalent to 11% per year compounded).

•	The amount, if any, by which the total return of the Common Stock over the measurement period exceeds the applicable total return hurdle will be considered the “Outperformance Return.”

•	Outperformance Return multiplied by Aimco’s average market capitalization will be considered “Outperformance Stockholder Value Added” for stockholders.

•	If the minimum total return hurdle is met as of December 31, 2007, the holders of the Class VIII Units will thereafter receive distributions and allocations of income and loss at the same time and in the same amount (subject to certain exceptions upon liquidation of the Operating Partnership) as a number of OP Units equal to (i) 5% of Outperformance Stockholder Value Added (subject to proration if fewer than 5,000 Class VIII Units are sold), divided by (ii) the average volume weighted price of Common Stock over the 20 trading days ending on the determination date (subject to the limits on dilution described below).

•	Investment in the new joint venture that will purchase the Class VIII Units will be offered to certain of Aimco’s officers and employees, and there will be no participation by the independent board members.

•	After the measurement period, the Class VIII Units may be distributed to the joint venture participants. Thereafter, the Class VIII Units are not transferable (except to family trusts or partnerships) until the holder of the Class VIII Units dies, and are not exchangeable for Common Stock unless there is a change of control of Aimco.

•	The dilutive impact to Aimco’s stockholders from the Class VIII Units will be limited to 1.0% (subject to proration if fewer than 5,000 Class VIII Units are sold).

•	In calculating the Aimco total returns for the Class VIII Units, the initial value of the Common Stock will be $37.49. It is an average of the volume-weighted daily trading price of the Common Stock for the 20 consecutive trading days immediately preceding the end of the period on December 31, 2004. This was also the price used to determine the total return of the Common Stock for purposes of valuing the Class V Units issued in January 2002, for which the measurement period ended on December 31, 2004.
      Aimco’s Board has determined, based upon the advice of an independent valuation expert, that the fair value of the 5,000 Class VIII Units is $780,000 in the aggregate. The employees who are offered the opportunity to invest in the Class VIII Units will do so through SMP 2008, L.L.C., a Delaware limited liability company (the “SMP”), which will hold the Class VIII Units until their valuation date. The SMP will be formed solely for the purpose of holding the Class VIII Units until their valuation date, and the SMP will have no assets other than the Class VIII Units. The terms of the limited liability company agreement of the SMP will restrict the employees’ ability to transfer their interests, and provides the SMP with a right to repurchase the interest of any employee at the original purchase price if such employee’s employment with Aimco is terminated for any reason (other than by death or disability) before the end of the measurement period. As with previous High Performance Units, the employees are investing through a limited liability company to ensure that there is no opportunity to profit from the ownership of the Class VIII Units before the valuation date.
      Aimco intends to offer the Class VIII Units without registration under the Securities Act of 1933, as amended (the “Act”), in reliance upon Section 4(2) and Regulation D thereunder. Neither Aimco, the Operating Partnership, the SMP nor any other person or entity will offer or sell the securities by any form of general solicitation or general advertising. As indicated above, the aggregate price for the Class VIII Units will be less than $1 million. Each employee-investor will receive the requisite information to make an informed investment decision. Each employee-investor must represent that he or she is acquiring the securities for himself or herself and not for any other person and that he or she understands that the securities have not been registered under the Act, and cannot be resold unless they are registered or an exemption from registration is available and that the certificates representing the securities will bear a restrictive legend to such effect. Interests in the SMP will be offered and sold only to a limited number of employees. The total number of purchasers (excluding “accredited investors” as defined in Rule 501 under the Act) will not exceed 35. Each purchaser who is not an accredited investor must have such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment.
      A family partnership controlled by Terry Considine is expected to own up to approximately 90% of the SMP. Other employees will own the remaining interests in the SMP; however, the total number of purchasers will not exceed 35 (excluding accredited investors). The $780,000 aggregate purchase price to be paid by the SMP for the Class VIII Units will be funded with cash contributions from the employees participating in the SMP. Aimco will not make loans to executive officers to fund their cash contributions to the SMP, but Aimco may make loans to facilitate the participation of non-executive officers. These loans will be full recourse, will be payable through payroll deductions and will be required to be paid in full by October 15, 2005. To the extent that offerees elect not to participate, their interests will be offered to other participants on a proportionate basis.
      Holders of the Class VIII Units will not be able to redeem their Class VIII Units unless a change of control (as defined in the Operating Partnership’s Agreement of Limited Partnership) occurs. Prior to the date (the “Valuation Date”) that is the earlier of (i) January 1, 2008 or (ii) the date on which a change of control occurs, each Class VIII Unit will entitle the holder thereof to receive distributions and allocations of income and loss from the Operating Partnership in the same amounts and at the same times (subject to certain exceptions upon liquidation of the Operating Partnership) as would a holder of 0.01 OP Units. If, on the Valuation Date, the cumulative Total Return of the Common Stock from January 1, 2005 to December 31, 2007 (the “Measurement Period”) exceeds 115% of the cumulative Total Return of a peer group index over the same period, and is at least the equivalent of a 36.8% cumulative Total Return over the three year period (the “Minimum Return”), then, on and after the Valuation Date, each Class VIII Unit will convert into a number of Class VIII Units equal to (i) the product of (A) 5% (subject to proration if fewer than 5,000 Class VIII Units are sold) of the amount by which the cumulative Total Return of the Common Stock over the Measurement Period exceeds the greater of the Minimum Return or 115% of a peer group index (such excess being the “Outperformance Return”), multiplied by (B) the weighted average market value of Aimco’s equity capitalization (including Common Stock and OP Units but not preferred stock or preferred units), divided by (ii) the product of (A) the market value of one share of Common Stock on the Valuation Date and (B) the number of Class VIII Units then outstanding. However, the new number of Class VIII Units may not exceed 1.0% (subject to proration if fewer than 5,000 Class VIII Units are sold) of the number of shares of Common Stock and OP Units outstanding, on a fully diluted basis (based on the sum of (i) the fully diluted number of shares used to determine Adjusted Funds From Operations (“AFFO”) per share and (ii) the fully diluted number of common OP Units and equivalents outstanding on the Valuation Date). If, on the Valuation Date, the cumulative Total Return of the Common Stock does not satisfy these criteria, then each Class VIII Unit will convert into 0.01 of a Class VIII Unit. On and after the Valuation Date, each Class VIII Unit will entitle the holder thereof to receive distributions and allocations of income and loss from the Operating Partnership in the same amounts and at the same time (subject to certain exceptions upon liquidation of the Operating Partnership) as would a holder of one OP Unit. For purposes of determining the market value of Common Stock or OP Units as of any date, the average of the volume-weighted daily trading price of the Common Stock for the 20 consecutive trading days immediately preceding such date is used, except that the value of a share of Common Stock as of January 1, 2005 will be $37.49, the price used to determine the value of the Class V Units as of December 31, 2004 (which is the average of the volume-weighted daily trading price of the Common Stock for the 20 consecutive trading days immediately preceding December 31, 2004).
      As with previously-issued High Performance Units, the Morgan Stanley REIT Index will be used as the peer group index (the “Peer Group Index”) for purposes of the Class VIII Units. The Morgan Stanley REIT Index is a capitalization-weighted index, with dividends reinvested, of the most actively traded real estate investment trusts. As of January 27, 2005, the Morgan Stanley REIT Index was comprised of 121 real estate investment trusts selected by Morgan Stanley Capital International Inc. The Board of Aimco has selected this index because it believes that it is the real estate investment trust index most widely reported and accepted among institutional investors. The Board may select a different index if it determines that the Morgan Stanley REIT Index is no longer an appropriate comparison for Aimco; if the Morgan Stanley REIT Index is not maintained throughout the Measurement Period; or for any other reason that the Board determines.
      “Total Return” means, for any security and for any period, the cumulative total return for such security over such period, as measured by (i) the sum of (a) the cumulative amount of dividends paid in respect of such security for such period (assuming that all cash dividends are reinvested in such security as of the payment date for such dividend based on the security price on the dividend payment date), and (b) an amount equal to (x) the security price at the end of such period, minus (y) the security price at the beginning of such period, divided by (ii) the security price at the beginning of the measurement period; provided, however, that if the foregoing calculation results in a negative number, the Total Return shall be equal to zero.
      The Class VIII Units are subject to certain restrictions on transfer. The SMP may not transfer the Class VIII Units until after the Valuation Date, and then only to its participants or to one of their family members (or a family-owned entity). Individuals may not transfer Class VIII Units except to a family member (or a family-owned entity) or in the event of death or disability. The Class VIII Units are not convertible into Common Stock. However, in the event of a change of control of Aimco, holders of the Class VIII Units will have redemption rights similar to those of holders of OP Units. Upon the occurrence of a change of control, any holder of the Class VIII Units may, subject to certain restrictions, require the Operating Partnership to redeem all or a portion of the Class VIII Units held by such party in exchange for a cash payment per unit equal to their market value at the time of redemption. However, in the event that any Class VIII Units are tendered for redemption, the Operating Partnership’s obligation to pay the redemption price is subject to the prior right of Aimco to acquire such Class VIII Units in exchange for an equal number of shares of Common Stock (subject to certain adjustments).
      Although Aimco does not believe that the sale of the Class VIII Units will have an anti-takeover effect, the Class VIII Units could increase the potential cost of acquiring control of Aimco and thereby discourage an attempt to take control of Aimco. However, the Board is not aware of any attempt to take control of Aimco and the Board has not approved the sale of the Class VIII Units with the intention of discouraging any such attempt.
      If Aimco’s Total Return over the Measurement Period exceeds 115% of the Total Return of the Morgan Stanley REIT Index and exceeds the Minimum Return of 36.8% over three years, then the holders of the Class VIII Units could be entitled to as much as 1% (percentage based on the valuation date and is subject to proration if fewer than 5,000 Class VIII Units are sold) of future distributions made by the Operating Partnership. This would have a dilutive effect on future earnings per share of Common Stock, and on Aimco’s equity ownership in the Operating Partnership after the Valuation Date. However, the maximum dilutive effect for the Class VIII Units will be 1.0% of the number of shares of Common Stock and OP Units outstanding, on a fully diluted basis (based on the sum of (i) the fully diluted number of shares used to determine AFFO per share and (ii) the fully diluted number of common OP Units and equivalents outstanding on the Valuation Date).
      The table below illustrates the value of the Class VIII Units on the Valuation Date under different circumstances. The table demonstrates the value of the Class VIII Units at given prices for Common Stock and the total return calculated at that price compared to both the Minimum Return and 115% of the peer group total return. For purposes of this illustration, the “value” of the Class VIII Units is calculated by multiplying (a) 5% of the Outperformance Return, by (b) the weighted average market value of Aimco’s equity capitalization (including Common Stock and OP Units not held by Aimco) over the Measurement Period. However, this determination of value does not represent the actual fair market value of the Class VIII Units on the Valuation Date because the Class VIII Units are subject to substantial restrictions on transfer and, in the absence of a change of control, do not entitle the holders thereof to any redemption rights. Except as otherwise indicated, it is assumed, for purposes of the illustration, that the Valuation Date is January 1, 2008, and the weighted average market value of outstanding equity (Common Stock and OP Units not held by Aimco) during the Measurement Period is $3.963 billion. Other important assumptions are set forth in the footnotes below the following table.
      The table below is for illustrative purposes only and there can be no assurance that actual outcomes will be within the ranges used. Some of the factors that could affect the results set forth in the table are the Total Return of the Common Stock relative to the Total Return of the Morgan Stanley REIT Index, and the market value of the average outstanding equity of Aimco during the Measurement Period. These factors may be affected by general economic conditions, local real estate conditions and the dividend policy of Aimco.

Class VIII High Performance Partnership Units — Three Year Program
Valuation Analysis as of December 31, 2004
      5,000 Class VIII High Performance Partnership Units
      $780,000 Cash proceeds to Company from initial investment(1)

									OP Unit
			115% of			Out-	Value of		Dilution as a
			Morgan Stanley		Average	performance	High		Percentage of
	AIMCO		REIT Index	Out-	Market	Stockholder	Performance	OP Unit	Total Diluted
Stock	Total	Minimum	Total	performance	Capitalization	Value Added	Units	Dilution	Shares
Price	Return(2)	Return(3)	Return(3)	Return(4)	(thousands)(5)	(thousands)(6)	(thousands)(7)	(thousands)(8)	Outstanding(9)

$44.00	36.57%	36.8%		0.00%	$3,962,506	$—	$2	—	0.00%
			40.00%	0.00%	3,962,506	—	2	—	0.00%
			60.00%	0.00%	3,962,506	—	2	—	0.00%
46.00	41.90%	36.8%		5.10%	3,962,506	202,266	10,113	220	0.21%
			40.00%	1.90%	3,962,506	75,466	3,773	82	0.08%
			60.00%	0.00%	3,962,506	—	2	—	0.00%
48.00	47.24%	36.8%		10.44%	3,962,506	413,656	20,683	431	0.41%
			40.00%	7.24%	3,962,506	286,856	14,343	299	0.28%
			60.00%	0.00%	3,962,506	—	2	—	0.00%
50.00	52.57%	36.8%		15.77%	3,962,506	625,046	31,252	625	0.59%
			40.00%	12.57%	3,962,506	498,246	24,912	498	0.47%
			60.00%	0.00%	3,962,506	—	3	—	0.00%
52.00	57.91%	36.8%		21.11%	3,962,506	836,436	41,822	804	0.76%
			40.00%	17.91%	3,962,506	709,636	35,482	682	0.64%
			60.00%	0.00%	3,962,506	—	3	—	0.00%
54.00	63.24%	36.8%		26.44%	3,962,506	1,047,826	52,391	970	0.91%
			40.00%	23.24%	3,962,506	921,026	46,051	853	0.80%
			60.00%	3.24%	3,962,506	128,525	6,426	119	0.11%
56.00	68.58%	36.8%		31.78%	3,962,506	1,259,216	59,415	1,061	1.00	%(10)
			40.00%	28.58%	3,962,506	1,132,416	56,621	1,011	0.95%
			60.00%	8.58%	3,962,506	339,915	16,996	303	0.29%
58.00	73.91%	36.8%		37.11%	3,962,506	1,470,606	61,537	1,061	1.00	%(10)
			40.00%	33.91%	3,962,506	1,343,806	61,537	1,061	1.00	%(10)
			60.00%	13.91%	3,962,506	551,305	27,565	475	0.45%

(1)	If “Outperformance Stockholder Value Added” is $0, the “Cash Proceeds to Company from Initial Investment” is calculated by subtracting the “Value of High Performance Units” from $780,000 which is the purchase price of 5,000 Class VIII Units.

(2)	Aimco Total Return is calculated in the above example as follows: ((Stock Price + 2005 Annual Dividend + 2006 Annual Dividend + 2007 Annual Dividend) - $37.49)/$37.49, where each Annual Dividend equals $2.40.

(3)	At each price shown above in the Stock Price column, the first example assumes that the Minimum Return controls the valuation and the second and third examples assume that 115% of the Morgan Stanley REIT Index Total Return controls the valuation.

(4)	“Outperformance Return” is the amount, if any, by which the total return of the Aimco Class A Common Stock over the measurement period exceeds the Minimum Return or 115% of the Morgan Stanley REIT Index Total Return.

(5)	Assumes the market value of outstanding equity (Aimco Class A Common Stock and common OP Units) at December 31, 2004 throughout the measurement period.

(6)	“Outperformance Stockholder Value Added” is calculated by multiplying the Outperformance Return by the average market capitalization.

(7)	The “Value of High Performance Units” is calculated by multiplying the Outperformance Stockholder Value Added by 5%. If Outperformance Stockholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by 50 OP Units, and the initial investment of $780,000 for the Class VIII Units will continue to be treated as contributed equity on the balance sheet of the Operating Partnership.

(8)	The “OP Unit Dilution” is calculated by dividing the Value of High Performance Units by the stock price at the end of the period.

(9)	“OP Unit Dilution as a Percentage of Total Diluted Shares Outstanding” is calculated by dividing the OP Unit Dilution by the sum of (i) the fully diluted number of shares used to determine for AFFO per share (based on Common Stock outstanding at December 31, 2004) and (ii) the fully diluted number of common OP Units and equivalents outstanding at December 31, 2004.

(10)	The maximum “OP Unit dilution as a percentage of Total Diluted Shares Outstanding” for the Class VIII Units is 1.0%.
      Pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual, the affirmative vote of a majority of the votes cast regarding the proposal is required for approval of the sale of the Class VIII Units, provided that the total vote cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal. Accordingly, abstentions or broker non-votes will not affect the outcome of the vote on the proposal unless it results in the total vote cast on the proposal being less than 50% in interest of all shares entitled to vote. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal to approve the sale of the new High Performance Units.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE
SALE OF THE HIGH PERFORMANCE UNITS.

BOARD OF DIRECTORS AND OFFICERS
      The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board are set forth below.

Name	Age	First Elected	Position

Terry Considine	57	July 1994	Chairman of the Board, Chief Executive Officer and President
Jeffrey W. Adler	43	February 2004	Executive Vice President — Conventional Property Operations
Harry G. Alcock	42	October 1999	Executive Vice President and Chief Investment Officer
Miles Cortez	61	August 2001	Executive Vice President, General Counsel and Secretary
Randall J. Fein	49	October 2003	Executive Vice President — University Communities
Patti K. Fielding	41	February 2003	Executive Vice President — Securities and Debt; Treasurer
Lance J. Graber	43	October 1999	Executive Vice President — Aimco Capital Transactions, East
Thomas M. Herzog	42	January 2004	Senior Vice President and Chief Accounting Officer
Paul J. McAuliffe	48	February 1999	Executive Vice President and Chief Financial Officer
James G. Purvis	52	February 2003	Executive Vice President — Human Resources
David Robertson	39	February 2002	Executive Vice President; President and Chief Executive Officer — Aimco Capital
James N. Bailey	58	June 2000	Director, Chairman of the Nominating and Corporate Governance Committee
Richard S. Ellwood	73	July 1994	Director
J. Landis Martin	59	July 1994	Director, Chairman of the Compensation and Human Resources Committee, and Lead Independent Director
Thomas L. Rhodes	65	July 1994	Director
Michael A. Stein	55	October 2004	Director, Chairman of the Audit Committee
      The following is a biographical summary for the past five years or more of the current directors and executive officers of the Company.
      Terry Considine. Mr. Considine has been Chairman of the Board and Chief Executive Officer since July 1994. Mr. Considine also serves as Chairman and Chief Executive Officer of American Land Lease, Inc., another publicly held real estate investment trust. Mr. Considine devotes substantially all of his time to his responsibilities at Aimco.
      Jeffrey W. Adler. Mr. Adler was appointed Executive Vice President — Conventional Property Operations in February 2004. Previously he served as Senior Vice President of Risk Management of Aimco from January 2002 until November 2002, when he added the responsibility of Senior Vice President, Marketing. Prior to joining Aimco, from 2000 to 2002, Mr. Adler was Vice President, Property/ Casualty for Channelpoint, a software company.
      Harry G. Alcock. Mr. Alcock was appointed Executive Vice President and Chief Investment Officer in October 1999. Mr. Alcock has had responsibility for acquisition and financing activities of the Company since July 1994, serving as a Vice President from July 1996 to October 1997 and as a Senior Vice President from October 1997 to October 1999.
      Miles Cortez. Mr. Cortez was appointed Executive Vice President, General Counsel and Secretary in August 2001. Prior to joining the Company, Mr. Cortez was the senior partner of Cortez Macaulay Bernhardt & Schuetze LLC, a Denver law firm, from December 1997 through September 2001. He served as president of the Colorado Bar Association from 1996 to 1997 and the Denver Bar Association from 1982 to 1983.
      Randall J. Fein. Mr. Fein was appointed Executive Vice President — University Communities in October 2003 and is responsible for the operation of Aimco’s student housing related portfolio, including its joint venture activities. From 1989 through 2003, Mr. Fein served as general partner of Income Apartment Investors L.P., and Texas First Properties L.P., which operated student and non-student housing.
      Patti K. Fielding. Ms. Fielding was appointed Executive Vice President — Securities and Debt in February 2003 and Treasurer in January 2005. She is responsible for debt financing and the treasury department. From January 2000 to February 2003, Ms. Fielding served as Senior Vice President — Securities and Debt. Ms. Fielding joined the Company as a Vice President in February 1997.
      Lance J. Graber. Mr. Graber has been Executive Vice President since October 1999 and focuses on transactions related to Aimco Capital’s portfolio of affordable properties in the eastern portion of the country. Prior to joining the Company, Mr. Graber was a Director at Credit Suisse First Boston from 1994 to May 1999.
      Thomas M. Herzog. Mr. Herzog was appointed Senior Vice President and Chief Accounting Officer in January 2004. Prior to joining Aimco, Mr. Herzog was at GE Real Estate, serving as Chief Accounting Officer & Global Controller from April 2002 to January 2004 and as Chief Technical Advisor from March 2000 to April 2002. Prior to joining GE Real Estate, Mr. Herzog was at Deloitte & Touche LLP from 1990 until 2000.
      Paul J. McAuliffe. Mr. McAuliffe has been Executive Vice President since February 1999 and was appointed Chief Financial Officer in October 1999. From May 1996 until he joined Aimco, Mr. McAuliffe was Senior Managing Director of Secured Capital Corp.
      James G. Purvis. Mr. Purvis was appointed Executive Vice President — Human Resources in February 2003. Prior to joining Aimco, from October 2000 to February 2003, Mr. Purvis served as the Vice President of Human Resources at SomaLogic, Inc. a privately held biotechnology company in Boulder, Colorado. From July 1997 to October 2000, Mr. Purvis was the principal consultant for O3C Global Organization Solutions, a global human resources strategy and technology consulting company based in Colorado and London.
      David Robertson. Mr. Robertson has been Executive Vice President since February 2002 and President and Chief Executive Officer of Aimco Capital since October 2002. Prior to joining the Company, from 1991 to 1996, Mr. Robertson was a member of the investment-banking group at Smith Barney. Since February 1996, Mr. Robertson has been Chairman of Robeks Corporation, a privately held chain of specialty food stores.
      James N. Bailey. Mr. Bailey was appointed a Director of the Company in June 2000 and is currently Chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation and Human Resources Committees. Mr. Bailey co-founded Cambridge Associates, LLC, an investment consulting firm, in 1973 and currently serves as its Senior Managing Director and Treasurer. He is also a director of The Plymouth Rock Company, SRB Corporation, Inc., Direct Response Corporation and Homeowners Direct Company, all four of which are insurance companies. In addition, he is a director of Getty Images, Inc., a publicly held company. He has also been a member of a number of Harvard University alumni affairs committees, including, the Overseers Nominating Committee and The Harvard Endowment Committee. Mr. Bailey is a member of the Massachusetts Bar and the American Bar Associations.
      Richard S. Ellwood. Mr. Ellwood was appointed a Director of the Company in July 1994. Mr. Ellwood is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Ellwood was the founder and President of R.S. Ellwood & Co., Incorporated, which he operated as a real estate investment banking firm until December 31, 2004. Prior to forming his firm, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White,

Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor Lodging Trust, Incorporated.
      J. Landis Martin. Mr. Martin was appointed a Director of the Company in July 1994 and is currently Chairman of the Compensation and Human Resources Committee. Mr. Martin is a member of the Audit and Nominating and Corporate Governance Committees. Mr. Martin is also the Lead Independent Director of Aimco’s Board. Mr. Martin has been Chairman and CEO of Titanium Metals Corporation, a publicly held integrated producer of titanium metals, since January 1994. Mr. Martin served as President and CEO of NL Industries, Inc., a publicly held manufacturer of titanium dioxide chemicals, from 1987 to 2003 and as a director from 1986 to 2003. Mr. Martin is also a director of Halliburton Company, a publicly held provider of products and services to the energy industry, Crown Castle International Corporation, a publicly held wireless communications company, and Roundy’s Inc., a wholesale food distributor. Mr. Martin was a director of Tremont Corporation until February 2003, Special Metals Corporation until December 2003 and Trico Marine Services, Inc. until February 2005.
      Thomas L. Rhodes. Mr. Rhodes was appointed a Director of the Company in July 1994 and is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Rhodes is Chairman of National Review magazine where he served as President since November 1992 and as a Director since 1988. From 1976 to 1992, he held various positions at Goldman, Sachs & Co., was elected a General Partner in 1986 and served as a General Partner from 1987 until November 1992. Mr. Rhodes is Chairman of the Board of Directors of The Lynde and Harry Bradley Foundation and Vice Chairman of American Land Lease, Inc., another publicly held real estate investment trust.
      Michael A. Stein. Mr. Stein was appointed a Director of the Company in October 2004 and is currently the Chairman of the Audit Committee. Mr. Stein is a member of the Compensation and Human Resources and Nominating and Corporate Governance Committees. Mr. Stein was appointed Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company based in Bothell, Washington, in January 2001. From October 1998 to September 2000, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. From 1989 to September 1998, Mr. Stein served in various capacities with Marriott International, Inc., including Executive Vice President and Chief Financial Officer from 1993 to 1998. Prior to joining Marriott, Mr. Stein spent 18 years at Arthur Andersen LLP, where he was a partner and served as the head of the Commercial Group within the Washington, D.C. office. Mr. Stein serves on the Board of Directors of Getty Images, Inc., a publicly held company, and the Board of Trustees of the Fred Hutchinson Cancer Research Center.
CORPORATE GOVERNANCE MATTERS
Independence of Directors
      The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with Aimco or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). A material relationship is one that impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of Aimco and its stockholders. In determining whether a material relationship exists, the Board considers, for example, whether the director or a family member is a current or former employee of the Company, family member relationships, compensation, business relationships and payments, and charitable contributions between Aimco and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder) and whether a director is a former employee of the Company. The Board consults with the Company’s counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in the pertinent listing standards of the New York Stock Exchange as in effect from time to time.

      Consistent with these considerations, the Board affirmatively has determined that Messrs. Bailey, Ellwood, Martin, Rhodes and Stein are independent directors (collectively the “Independent Directors”).
Meetings and Committees
      The Board held four meetings during the year ended December 31, 2004. During 2004, no director attended fewer than 75% of the total number of meetings of the Board and any committees of the Board upon which he served; however, Mr. Stein, who joined the Board in October 2004, attended substantially all of the Board and committee meetings from the time he joined through December 31, 2004. The Board has established standing audit, compensation and human resources, and nominating and corporate governance committees.
      The Corporate Governance Guidelines, as described below, provide that the Company generally expects that the Chairman of the Board will attend all annual and special meetings of the stockholders. Other members of the Board are encouraged, but not required, to attend such meetings. One director, Mr. Considine, attended the Company’s 2004 annual meeting of stockholders.

Audit Committee.
      The Audit Committee currently consists of the five Independent Directors, and the Audit Committee Chairman is Mr. Stein. The Audit Committee makes determinations concerning the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of Aimco’s internal accounting controls. Aimco’s Board has determined that Mr. Stein is an “audit committee financial expert.” Each member of the Audit Committee is independent, as that term is defined by Sections 303.01 of the listing standards of the New York Stock Exchange relating to audit committees. The Audit Committee held 14 meetings during the year ended December 31, 2004. The Audit Committee has a written charter that was adopted effective November 6, 2003, which charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders upon written request to Aimco’s Corporate Secretary. As set forth in the Audit Committee’s charter, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committee of more than two other public companies.

Compensation and Human Resources Committee.
      The Compensation and Human Resources Committee currently consists of the five Independent Directors, and the Compensation and Human Resources Committee Chairman is Mr. Martin. The Compensation and Human Resources Committee’s purposes are to: oversee the Corporation’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; and to direct the preparation of, and approve, a report on executive compensation to be included in the Company’s proxy statement for its annual meeting of stockholders or Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Compensation and Human Resources Committee held four meetings during the year ended December 31, 2004. The Compensation and Human Resources Committee has a written charter that was adopted effective January 29, 2004, which charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders upon written request to Aimco’s Corporate Secretary.

Nominating and Corporate Governance Committee.
      The Nominating and Corporate Governance Committee currently consists of the five Independent Directors, and the Nominating and Corporate Governance Committee Chairman is Mr. Bailey. The Nominating and Corporate Governance Committee’s purposes are to: identify and recommend to the Board individuals qualified to serve on the board; advise the Board with respect to Board composition, procedures and committees; develop and recommend to the Board a set of corporate governance principles applicable to Aimco and its management; and oversee evaluation of the Board and management (in conjunction with the Compensation and Human Resources Committee). The Nominating and Corporate Governance Committee held five meetings during the year ended December 31, 2004. The Nominating and Corporate Governance Committee has a written charter that was adopted effective March 8, 2004, which charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders upon written request to Aimco’s Corporate Secretary.
      The Nominating and Corporate Governance Committee selects nominees for director on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of Aimco’s business environment and willingness to devote adequate time and effort to Board responsibilities. The Nominating and Corporate Governance Committee assesses the appropriate balance of criteria required of directors and makes recommendations to the Board. When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee shall also consider advice and recommendations from others as it deems appropriate. The Nominating and Corporate Governance Committee will consider nominees to the Board that are recommended by stockholders in writing, marked to the attention of Aimco’s Corporate Secretary, no later than September 30, 2005.
      The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. During 2004, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, filled a vacancy on Aimco’s Board by appointing Mr. Stein.

Separate Sessions of Non-Management Directors.
      Aimco’s Corporate Governance Guidelines (described below) provide that the non-management directors shall meet in executive session without management on a regularly scheduled basis, but no less than four times per year. Mr. Martin has been designated as the Lead Independent Director who will preside at such executive sessions through February 2006. The non-management directors, which group is made up of the five Independent Directors, met in executive session without management four times during the year ended December 31, 2004.
Compensation of Directors
      In 2004, the Company awarded each of Messrs. Bailey, Ellwood, Martin and Rhodes 4,000 shares of Common Stock. In connection with his October 2004 appointment to the Board, Mr. Stein was granted an option to acquire 3,000 shares of Aimco’s Common Stock, which option vests on the first anniversary of the grant date and has an exercise price per share equal to the fair market value of the shares on the date of grant, and was also awarded 2,000 shares of Common Stock. All of the Independent Directors were paid a fee of $1,000 for attendance at each meeting of the Board and a fee of $1,000 for each meeting of any committee thereof.
      Compensation for the Independent Directors in 2005 is an annual fee of 4,000 shares of Common Stock, which shares were awarded February 15, 2005, a fee of $1,000 for attendance at each meeting of the Board, and a fee of $1,000 for each meeting of any committee thereof. The Company may modify this amount after further review. Mr. Considine, who is not an Independent Director, does not receive directors’ fees.
Code of Ethics
      Effective November 6, 2003, the Board adopted a code of ethics entitled “Code of Business Conduct and Ethics” that applies to the members of the Board, all of Aimco’s executive officers and all of Aimco’s (or its subsidiaries’) employees, including Aimco’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders upon written request to Aimco’s Corporate Secretary. If, in the future, Aimco amends, modifies or waives a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form 8-K, Aimco intends to satisfy any applicable disclosure requirement under Item 5.05 of Form 8-K by posting such information on Aimco’s website (www.aimco.com), as necessary.
Corporate Governance Guidelines
      Effective March 8, 2004, the Board adopted and approved Corporate Governance Guidelines, which were reviewed and reaffirmed in January 2005. These guidelines are available on Aimco’s website (www.aimco.com) and are also available in print to stockholders upon written request to Aimco’s Corporate Secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, the lead independent director, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, and an annual performance evaluation of the Board.
Compensation and Human Resources Committee Interlocks and Insider Participation
      The Compensation and Human Resources Committee consists of Messrs. Martin (Chairman), Bailey, Ellwood, Rhodes and Stein. Mr. Rhodes is Vice Chairman and a Director of American Land Lease, Inc. Mr. Considine, the Chairman of the Board and Chief Executive Officer of the Company, is also Chairman and Chief Executive Officer of American Land Lease, Inc.
Communicating with the Board of Directors
      Any interested parties desiring to communicate with Aimco’s Board, the Lead Independent Director, any of the five Independent Directors, Aimco’s Chairman of the Board, any committee chairmen, or any committee members may directly contact such persons by directing such communications in care of Aimco’s Corporate Secretary. All communications received as set forth in the preceding sentence will be opened by the office of Aimco’s General Counsel for the sole purpose of determining whether the contents represent a message to Aimco’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.
      To contact Aimco’s Corporate Secretary, correspondence should be addressed as follows:

Corporate Secretary Apartment Investment and Management Company 4582 South Ulster Street Parkway Suite 1100 Denver, Colorado 80237

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
      The Audit Committee oversees Aimco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. A written charter approved by the Audit Committee and ratified by the Board governs the Audit Committee.
      The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1, relating to independence discussions with audit committees, has discussed with the independent registered public accounting firm their independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.
      The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 14 meetings during fiscal year 2004.
      None of the Audit Committee members have a relationship with the Company that might interfere with exercise of his independence from the Company and its management.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Audit Committee has also determined that provision by Ernst & Young LLP of other non-audit services is compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.
Date: March 22, 2005

MICHAEL A. STEIN (CHAIRMAN)
JAMES N. BAILEY
RICHARD S. ELLWOOD
J. LANDIS MARTIN
THOMAS L. RHODES
      The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Principal Accountant Fees
      The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2004 and 2003 were approximately $10.5 million and $14.5 million, respectively, and are described below.

Audit Fees
      Fees for audit services totaled approximately $7.4 million in 2004 and approximately $6.2 million in 2003. These amounts include fees associated with the annual audit of the financial statements of Aimco, its internal control over financial reporting (which includes procedures related to the implementation of the internal control provisions set forth in Section 404 of the Sarbanes-Oxley Act of 2002), and the financial statements of certain of its consolidated subsidiaries and unconsolidated investees. Fees for audit services also include fees for the reviews of Aimco’s Quarterly Reports on Form 10-Q, registration statements filed with the Securities and Exchange Commission (“SEC”), other SEC filings, equity or debt offerings, comfort letters and consents.

Audit-Related Fees
      Fees for audit-related services totaled approximately $1.3 million in 2004 and approximately $3.0 million in 2003. Audit-related services principally include various audit and attest work not required by statute or regulation, benefit plan audits, due diligence in connection with acquisitions, and accounting consultations.

Tax Fees
      Fees billed for tax services, including tax compliance services for approximately 530 subsidiaries or affiliates of the Company, tax advice and tax planning totaled approximately $1.7 million in 2004 and $5.0 million in 2003. The difference between the two amounts is substantially due to the timing of services rendered and related billing.

All Other Fees
      Fees for all other services not included above totaled approximately $0.02 million in 2004 and $0.3 million in 2003, principally consisting of real estate advisory services and risk management advisory services. There were no fees billed or incurred in 2004 or 2003 related to financial information systems design and implementation.
      Included in the fees above are audit and tax compliance fees of $5.7 million and $8.3 million for 2004 and 2003, respectively, for services provided to approximately 530 consolidated and unconsolidated partnerships for which an Aimco subsidiary is the general partner.
Audit Committee Pre-Approval Policies
      In 2003, the Audit Committee adopted the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-approval Policy”), which the Audit Committee reviewed and again approved, with minor modifications, in October 2004. The Pre-approval Policy describes the Audit, Audit-Related, Tax and Other Permitted services that have the general pre-approval of the Audit Committee, typically subject to a dollar limit of $25,000. The term of any general pre-approval is generally twelve (12) months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. At least annually, the Audit Committee will review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. In accordance with this review, the Audit Committee may add to or subtract from the list of general pre-approved services or modify the permissible dollar limit associated with pre-approvals. As set forth in the Pre-approval Policy, unless a type of service has received general pre-approval and is anticipated to be within the dollar limit associated with the general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the rules on independent registered public accounting firm independence. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Aimco’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Aimco’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative. All of the services described above were approved pursuant to the annual engagement letter or in accordance with the Pre-approval Policy; none were approved pursuant to Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information available to the Company, as of March 4, 2005, with respect to Aimco’s equity securities beneficially owned by (i) each director and nominee, the chief executive officer and the four other most highly compensated executive officers (the “Named Executive Officers”) who were serving as of March 1, 2005, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of March 4, 2005, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table does not reflect options that are not exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and executive officers is 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, unless otherwise specified.

	Number of		Percentage of	Number of		Percentage
Name and Address	shares of		Common Stock	Partnership		Ownership of the
of Beneficial Owner	Common Stock(1)		Outstanding(2)	Units(3)		Company(4)

Directors & Executive Officers:
Terry Considine	6,246,237	(5)	6.24%	2,439,557	(6)	7.83%
David Robertson	495,345	(7)	*	—		*
Paul J. McAuliffe	724,682	(8)	*	6,358	(9)	*
Miles Cortez	303,636	(10)	*	—		*
Lance J. Graber	404,280	(11)	*	—		*
James N. Bailey	37,000	(12)	*	—		*
Richard S. Ellwood	59,025	(13)	*	—		*
J. Landis Martin	69,500	(14)	*	34,646	(15)	*
Thomas L. Rhodes	87,300	(16)	*	34,365	(17)	*
Michael A. Stein	6,000		*	—		*
All directors and executive officers as a group (16 persons)	8,934,407	(18)	8.78%	2,567,377	(19)	10.22%
5% or Greater Holders:
Deutsche Bank AG	9,259,259	(20)	9.68%	—		8.70%
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany
FMR Corp.	7,538,028	(21)	7.88%	—		7.08%
82 Devonshire Street
Boston, Massachusetts 02109
Security Capital Research & Management, Inc.	6,490,760	(22)	6.79%	—		6.10%
10 South Dearborn Street,
Suite 1400
Chicago, Illinois 60603
Morgan Stanley & Co. Inc.	4,789,744	(23)	5.00%	—		4.49%
1585 Broadway
New York, NY 10036

*	Less than 1.0%

(1)	Excludes shares of Common Stock issuable upon redemption of OP Units or Class I Units.

(2)	Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3)	Through wholly owned subsidiaries, Aimco acts as general partner of, and, as of March 4, 2005, holds approximately 90% of the interests in the Operating Partnership. After a one-year holding period, OP Units may be tendered for redemption and, upon tender, may be acquired by Aimco for shares of Common Stock at an exchange ratio of one share of Common Stock for each OP Unit (subject to adjustment). If Aimco acquired all OP Units for Common Stock (without regard to the ownership limit set forth in Aimco’s Charter) these shares of Common Stock would constitute approximately 10% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer. Class I Units are generally not redeemable for, or convertible into, Common Stock; however, in the event of a change of control of the Company, holders of the Class I Units will have redemption rights similar to those of holders of OP Units.

(4)	Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 8,451,548 OP Units and 2,379,084 Class I Units outstanding as of March 4, 2005 are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, Aimco’s ownership limit and, in the case of Class I Units, the absence of a change of control). See Note (3) above. Excludes Partnership Preferred Units issued by the Operating Partnership and Aimco preferred securities.

(5)	Includes: 254,056 shares held directly by Mr. Considine, 114,681 shares held by an entity in which Mr. Considine has sole voting and investment power, 1,195,500 shares held by Titahotwo Limited Partnership RLLLP (“Titahotwo”), a registered limited liability limited partnership for which Mr. Considine serves as the general partner and in which he holds a 0.5% ownership interest; and 207,422 shares subject to options that are exercisable within 60 days. Also includes the following shares of which Mr. Considine disclaims beneficial ownership: 4,300,872 shares subject to options that are exercisable within 60 days held by Titaho Limited Partnership RLLLP, a registered limited liability limited partnership for which Mr. Considine’s brother is the trustee for the sole general partner; 74,743 shares held by Mr. Considine’s spouse; and 98,963 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power.

(6)	Includes 850,185 OP Units and 1,589,372 Class I Units that represent 10.06% of OP Units outstanding and 66.81% of Class I Units outstanding, respectively. The 850,185 OP Units include 510,452 OP Units held directly, 179,735 OP Units held by an entity in which Mr. Considine has sole voting and investment power, 2,300 OP Units held by Titahotwo, and 157,698 OP Units held by Mr. Considine’s spouse, for which Mr. Considine disclaims beneficial ownership. All Class I Units are held by Titahotwo.

(7)	Includes 240,193 shares subject to options that are exercisable within 60 days.

(8)	Includes 480,870 shares subject to options that are exercisable within 60 days. Mr. McAuliffe also beneficially owns 2,000 shares of Class G Cumulative Preferred Stock which represents less than 1% of the class outstanding.

(9)	Represents Class I Units, which constitute less 1% of the class outstanding.

(10)	Includes 168,281 shares subject to options that are exercisable within 60 days.

(11)	Includes 295,885 shares subject to options that are exercisable within 60 days.

(12)	Includes 23,000 shares subject to options that are exercisable within 60 days.

(13)	Includes 30,500 shares subject to options that are exercisable within 60 days, 1,000 shares that are held by Mr. Ellwood’s spouse, for which Mr. Ellwood disclaims beneficial ownership, and 200 shares held in a charitable trust for which Mr. Ellwood disclaims beneficial ownership.

(14)	Includes 29,000 shares subject to options that are exercisable within 60 days.

(15)	Includes 280.5 OP Units and 34,365 Class I Units, each of which represent less than 1% of the class outstanding.

(16)	Includes 29,000 shares subject to options that are exercisable within 60 days. Also includes 4,900 shares held by The Rhodes Foundation, a non-profit foundation, for which shares Mr. Rhodes disclaims beneficial ownership.

(17)	Represents Class I Units, which constitute less than 1% of the class outstanding.

(18)	Includes 6,071,862 shares subject to options that are exercisable within 60 days. All directors and executive officers as a group also beneficially own 2,000 shares of Class G Cumulative Preferred Stock which represents less than 1% of all shares of each class outstanding.

(19)	Includes 850,466 OP Units and 1,716,911 Class I Units, which represent 10.07% of OP Units outstanding and 72.17% of Class I Units outstanding, respectively.

(20)	Included in the securities listed above as beneficially owned by Deutsche Bank AG are 48,600 shares for which Deutsche Investment Management Company Americas has sole voting or dispositive power, 9,800 shares for which Deutsche Asset Management Investment has sole voting or dispositive power, and 9,200,859 shares for which RREEF America, L.L.C. has sole voting or dispositive power.

(21)	Included in the securities listed above as beneficially owned by FMR Corp. are 724,563 shares for which FMR Corp. has sole voting power.

(22)	Included in the securities listed above as beneficially owned by Security Capital Research and Management, Inc. are 3,744,960 shares over which the holder has sole voting power, 126,800 shares over which the holder has shared voting power, 6,363,960 over which the holder has sole dispositive power, and 126,800 over which the holder has shared dispositive power.

(23)	Included in the securities listed above as beneficially owned by Morgan Stanley & Co. Inc. are 3,881,853 shares over which the holder has sole voting and dispositive power and 2,291 shares over which the holder has shared voting and dispositive power.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT TO STOCKHOLDERS
      The five Independent Directors constitute the Compensation and Human Resources Committee (the “Committee”). The Committee determines the compensation of the Chief Executive Officer; reviews the decisions made by the Chief Executive Officer as to the compensation of other corporate officers holding the title of Executive Vice President and the Chief Accounting Officer (“Other Senior Management” and together with the Chief Executive Officer, “Senior Management”) and recommends any changes to the Board; reviews the general compensation and benefit practices of the Company; and administers the Company’s stock option and other stock related plans.
      In response to a stockholder proposal seeking certain limitations regarding executive severance arrangements, which proposal was approved by the Company’s stockholders at the 2004 annual meeting of stockholders, in July 2004, the Committee adopted an executive severance policy. That policy provides that Aimco shall seek stockholder approval or ratification of any future severance agreement for any senior executive officer that provides for benefits, such as lump-sum or future periodic cash payments or new equity awards, in an amount in excess of 2.99 times such executive officer’s base salary and bonus. Compensation and benefits earned through the termination date, the value of vesting or payment of any equity awards outstanding prior to the termination date, pro rata vesting of any other long-term awards, or benefits provided under plans, programs or arrangements that are applicable to one or more groups of employees in addition to senior executives are not subject to the policy. Even prior to the Committee’s response to the stockholder vote, it had been Aimco’s longstanding practice not to enter into agreements with senior executives to provide excessive severance arrangements.
      Compensation of Senior Management is comprised of Base Compensation, Bonus Compensation and Long-Term Incentive Compensation (collectively “Total Compensation”). In conducting its review and in making its determination and granting approvals, the Committee first determines the Company’s relative financial performance as compared to a peer group comprised of REITs with market capitalization of greater than $4 billion and other companies considered relevant by the Committee and helpful in its decision making. The comparable companies reviewed by the Committee are among those included in the SNL indices used in the stock price performance graph under the heading “Stock Price Performance Graph” in this Proxy Statement.
      As part of this analysis, the Committee considers various factors: the alignment of management financial awards with stockholder objectives for Total Return (dividend income plus share price appreciation); reasonableness of compensation in consideration of all the facts, including Total Return; the size and complexity of the Company; various other metrics of the Company measured against the peer group (such as Adjusted Funds From Operations); the scale of the business; practices of other real estate investment trusts and other companies considered relevant by the Committee and helpful in its decision making; and recruitment and retention of the Company’s management.
      If the Company’s relative performance is superior, the Committee’s policy is to set Total Compensation at levels that reward such performance. If the Company’s relative performance is not superior to this peer group, the Committee’s policy is to maintain aggregate Total Compensation of Senior Management at levels at or below the median level of such peer group.
      The Committee sets individual awards with reference to this peer group and such other companies considered relevant by the Committee and helpful in its decision making, particularly where an individual’s functional responsibilities are not represented in the REITs with market capitalization of greater than $4 billion comparator set. For example, with reference to Aimco Capital, the Committee considered companies and industries with transactional functions similar to those found in Aimco Capital. Each individual compensation determination is considered with reference to the performance of the member of Senior Management.
      Base Compensation. The Committee sets Base Compensation at or below the median paid by the peer group to executive officers with comparable responsibilities. The Committee determined 2004 Base Compensation for the Chief Executive Officer; reviewed the decisions made by the Chief Executive Officer as to the

2004 Base Compensation for Other Senior Management; and considered such 2004 Base Compensation reasonable and in line with Committee policy.
      Bonus and Long-Term Incentive Compensation. The Committee sets Bonus Compensation (which is a mixture of cash, stock options or restricted stock) to reward specific achievements of Senior Management, with reference to the median levels of bonus compensation paid by the peer group to executive officers with comparable responsibilities. The Committee awards Long-Term Incentive Compensation (which is a mixture of stock options and restricted stock) to reward specific achievements of Senior Management and to align Senior Management’s long-term business decisions and contributions with the long-term business goals of the Company’s stockholders. In assessing Bonus and Long Term Incentive Compensation for 2004, the Compensation and Human Resources Committee considered, among other things the following:

•	Aimco’s Total Return of 20.3% under-performed the Morgan Stanley REIT Index at 31.5%, but out-performed the S&P 500 at 10.9%.

•	Conventional property operations improved through the second half of the year; however “same store” sales results under-performed its peer group.

•	Aimco Capital affordable property operations maintained stable net operating income, while selling 7,347 units.

•	Aimco continued the pruning of its “non core” assets — including 40 conventional apartment properties — for gross proceeds of approximately $358 million (net proceeds to Aimco of approximately $267 million) and exiting seven markets. Aimco also completed opportunistic sales of seven core properties for gross proceeds of approximately $751 million (net proceeds to Aimco of approximately $605 million).

•	Through Aimco Capital, Aimco generated asset management and transaction fee revenue of $30 million.

•	Aimco’s University Communities group, in joint venture with CalSTRs, expanded its operations with two acquisitions.

•	Aimco modified its credit facility and term debt, resulting in lower interest rate spreads, extended maturity dates, and more operating and financial covenant flexibility.

•	Aimco reduced its cost of capital through mortgage refinancings and the redemption of $473 million of higher cost preferred securities with the proceeds from the issuance of lower cost preferred securities.

•	Aimco continued appropriate capital spending to maintain and improve asset quality. The Construction Services group expanded and initiated 11 moderate redevelopments supporting Aimco’s initiative to improve asset quality; however, returns on the Redevelopment group’s projects generally missed expected pro forma results due to market and lease up challenges.

•	Aimco enhanced its infrastructure and processes, particularly related to forecasting, reporting and field support; however these enhancements continue to be refined, and generated higher general and administrative spending.

•	Aimco reported Funds From Operations and Adjusted Funds From Operations of $2.79 and $2.19 per share, respectively, for the year ended December 31, 2004.
      Although there were a number of significant accomplishments by the Company during 2004, the Company’s financial performance was not considered superior by the Committee. As a result, the Committee determined Bonus and Long Term Compensation at levels at or below the median level of such peer group and in consideration of individual performance.

      In consideration of the factors indicated above and the Committee’s policy, the Committee approved Total Compensation to Mr. Considine as follows:

	Base	Bonus	Long Term Incentive	Total
Name	Compensation	Compensation	Compensation	Compensation

Terry Considine	$300,000	$1,000,000	$2,700,000	$4,000,000
      Mr. Considine’s Total Compensation is comprised of $1.3 million in cash and $2.7 million in equity compensation, of which $1.629 million was awarded in the form of 44,447 shares of restricted stock and $1.071 million in the form of 300,000 stock options.
      The Committee, in conjunction with Mr. Considine, approved $17,719,450 in Total Compensation to ten persons comprising Other Senior Management, of which $12,687,210 went to the four most highly compensated executive officers (other than Mr. Considine). The Total Compensation to Other Senior Management is comprised of $6,514,010 in cash (includes $2,512,500 in salary and $4,001,510 in cash bonus, including up to $1,305,000 that may be paid subject to the satisfaction of certain conditions in 2005) and $11,205,440 in stock options and restricted stock.
      With respect to year-end equity awards, both the shares of restricted stock and the stock options were granted February 16, 2005 and vest ratably over five years beginning on the first anniversary of the grant date, subject to accelerated vesting based on the achievement of a specified calendar year Funds From Operations target. For the purpose of calculating the number of shares of restricted stock to be granted, the dollars allocated to restricted stock were divided by $36.65 per share, which was the average of the high and low trading prices of Aimco’s Common Stock on the ten trading days preceding the grant date. For the purpose of calculating the number of stock options to be granted, the dollars allocated to stock options were divided by $3.57, which is the Black-Scholes valuation described below. The stock options have an exercise price per share of $38.05, which is equal to the grant date fair market value of the shares (per the terms of Aimco’s 1997 Stock Award and Incentive Plan “fair market value” is defined as the closing price on the date prior to the grant date).
      The Compensation and Human Resources Committee valued the options at approximately $3.57 per underlying share, based on the advice of a nationally recognized independent investment bank that valued the options using the Black-Scholes Option Pricing Model, which model may be used to measure compensation cost under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). For accounting purposes, the compensation cost related to the restricted stock is based on the number of shares of restricted stock multiplied by the grant date fair market value of $38.05, and the compensation cost related to the stock options is based on the number of options multiplied by the $3.57 per share Black-Scholes valuation. Such compensation cost generally will be recognized over the five-year vesting period, subject to accelerated recognition resulting from accelerated vesting if the specified calendar year Funds From Operations target is met. The specific accounting to be applied in recognizing the cost of this compensation will not be affected materially by Aimco’s decisions related to the adoption of FAS 123R, which have not yet been finalized.
Date: March 22, 2005
      J. LANDIS MARTIN (CHAIRMAN)
     JAMES N. BAILEY
     RICHARD S. ELLWOOD
     THOMAS L. RHODES
     MICHAEL A. STEIN
      The above report will not be deemed to be incorporated by reference into any filing by Aimco under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Aimco specifically incorporates the same by reference.

SUMMARY COMPENSATION TABLE
      The following table sets forth the compensation earned with respect to each of Aimco’s last three fiscal years, ending on December 31, 2004, 2003 and 2002, respectively, for Aimco’s Chief Executive Officer and each of the Named Executive Officers.

							Long Term Compensation(1)

		Annual Compensation							Securities
							Restricted		Underlying Stock		All Other
			Bonus		Other Annual		Stock Awards		Options/SARs		Compensation
Name and Principal Position	Year	Salary ($)	($)(2)		Compensation ($)		($)(3)		Awards (#)		($)(4)

Terry Considine	2004	300,000	1,000,000		None		1,679,652	(5)	300,000	(6)	8,200
Chairman of the Board	2003	29,171	None		None		None		768,227	(6)	5,833
of Directors, Chief Executive	2002	200,000	510,000		None		None		615,044	(6)	8,500
Officer and President
David Robertson	2004	275,000	120,000	(7)	307,262	(8)	4,789,711	(9)	None		None
Executive Vice President	2003	200,000	100,000		None		746,125	(9)	64,453	(10)	None
President and Chief	2002	200,000	360,000		None		946,784	(9)	161,505	(10)	None
Executive Officer — Aimco
Capital
Paul J. McAuliffe	2004	275,000	447,830		None		2,097,317	(11)	None		8,200
Executive Vice President and	2003	200,000	100,000		None		716,767	(11)	147,321	(12)	5,000
Chief Financial Officer	2002	200,000	360,000		None		841,586	(11)	150,443	(12)	5,000
Miles Cortez	2004	275,000	303,560		None		1,511,497	(13)	None		8,200
Executive Vice President,	2003	200,000	175,000		None		292,378	(13)	31,306	(14)	4,250
General Counsel and	2002	200,000	264,000		None		479,300	(13)	35,577	(14)	4,250
Secretary
Lance J. Graber	2004	250,000	400,000	(7)	None		763,018	(15)	None		None
Executive Vice President —	2003	200,000	100,000		None		576,726	(15)	None		None
Aimco Capital Transactions,	2002	200,000	360,000		None		494,443	(15)	207,965	(16)	None
East

(1)	Except as indicated below, with respect to fiscal year 2004, stock options and restricted stock were granted on February 16, 2005. Stock options and restricted stock granted on February 16, 2005 vest 20% on each anniversary of the grant date, beginning with the first, subject to accelerated vesting if Aimco meets a specified calendar year Funds From Operations target. For the February 16, 2005 restricted stock awards, for the purpose of calculating the number of shares of restricted stock to be granted, the dollars allocated to restricted stock were divided by $36.65 per share, which was the average of the high and low trading prices of Aimco’s Common Stock on the ten trading days preceding the grant date. With respect to fiscal year 2003, stock options were granted on February 19, 2004 at an exercise price of $32.05 per share and restricted stock was granted on May 15, 2004. With respect to fiscal year 2002, stock options were granted on February 3, 2003 at an exercise price of $36.35 per share and restricted stock was granted on May 1, 2003.

(2)	Includes all incentive cash compensation earned by the Chief Executive Officer and each of the Named Executive Officers.

(3)	Holders of restricted stock are entitled to receive any dividends declared and paid on such shares commencing on the date of grant. As required by applicable disclosure rules, the dollar value of each grant as shown is calculated based on the closing price of Aimco’s Common Stock on the date of grant. The applicable closing prices and trading dates are as follows: $38.24 on May 1, 2003; $27.88 on May 15, 2004 (May 14, 2004 price used, as May 15, 2004 was not a trading day); $38.54 on December 31, 2004; and $37.79 on February 16, 2005. Also as required by applicable disclosure rules, the December 31, 2004 aggregate restricted stock values reflected in notes (5), (9), (11), (13) and (15) below are based on the closing price on that date.

(4)	Represents non-discretionary matching contributions under Aimco’s 401(k) plan.

(5)	The dollar value of the 2004 awards shown above is comprised of one grant of 44,447 shares of restricted stock. On December 31, 2004, the value of these 44,447 shares was $1,712,987.

(6)	The 2004 number reflects one option grant, which was made February 16, 2005 at an exercise price per share of $38.05. The 2003 number reflects two option grants as follows: options for 384,113 shares vest 34% on the first anniversary of the grant date and vest 33% on each of the second and third anniversaries of the grant date, and options for 384,114 shares vest 20% on each anniversary of the grant date beginning with the first. The 2002 number reflects two option grants as follows: options for 150,442 shares vest 34% on the first anniversary of the grant date and vest 33% on each of the second and third anniversaries of the grant date, and options for 464,602 shares vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date.

(7)	Mr. Robertson is eligible for an additional cash payment of up to $705,000 and Mr. Graber is eligible for an additional cash payment of up to $600,000, in each case subject to the closure of certain specified transactions during the first half of 2005.

(8)	As previously disclosed, in connection with the relocation arrangement between Mr. Robertson and Aimco, Aimco reimbursed Mr. Robertson for certain capital gains taxes incurred as a result of the sale of Mr. Robertson’s California residence. In addition, in 2005, an additional estimated $102,000 will be reimbursed to Mr. Robertson for additional capital gains taxes incurred in connection with the residence sale.

(9)	The dollar value of the 2004 awards shown above is comprised of three grants. First, as part of 2004 compensation, on February 16, 2005, Mr. Robertson was granted 46,903 shares of restricted stock. Second, on December 31, 2004, Mr. Robertson was granted 52,563 shares of restricted stock that vest 25% on each anniversary of the grant date, beginning with the first. Third, on May 15, 2004, Mr. Robertson was granted 35,562 shares of restricted stock that vest 20% on each anniversary of the grant date, beginning with the first. The dollar value of the 2003 awards shown above is comprised of two grants as follows: 13,963 shares of restricted stock that vest 34% on the first anniversary of the grant date and 33% on each of the second and third anniversaries of the grant date and 12,799 shares of restricted stock that vest 20% on each anniversary of the grant date beginning with the first. The dollar value of the 2002 awards shown above is comprised of one grant as follows: 24,759 shares of restricted stock that vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date. On December 31, 2004, the value of these 186,549 shares was $7,189,598.

(10)	The 2003 number reflects an option grant that vests 20% on each anniversary of the grant date beginning with the first. The 2002 number reflects two option grants as follows: options for 84,071 shares vest 34% on the first anniversary of the grant date and vest 33% on each of the second and third anniversaries of the grant date, and options for 77,434 shares vest 40% on the second anniversary of the grant date and vest 20% on each of the third, fourth and fifth anniversaries of the grant date.

(11)	The dollar value of the 2004 awards shown above is comprised of two grants. First, as part of 2004 compensation, on February 16, 2005, Mr. McAuliffe was granted 29,263 shares of restricted stock. Second, on May 15, 2004, Mr. McAuliffe was granted 35,562 shares of restricted stock that vest 20% on each anniversary of the grant date, beginning with the first. The dollar value of the 2003 awards shown above is comprised of two grants as follows: 15,957 shares of restricted stock that vest 34% on the first anniversary of the grant date and 33% on each of the second and third anniversaries of the grant date and 9,752 shares of restricted stock that vest 20% on each anniversary of the grant date beginning with the first. The dollar value of the 2002 awards shown above is comprised of one grant as follows: 22,008 shares of restricted stock that vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date. On December 31, 2004, the value of theses 112,542 shares was $4,337,369.

(12)	The 2003 number reflects an option grant that vests 20% on each anniversary of the grant date beginning with the first. The 2002 number reflects two option grants as follows: options for 84,071 shares vest 34% on the first anniversary of the grant date and vest 33% on each of the second and third anniversaries of the grant date, and options for 66,372 shares vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date.

(13)	The dollar value of the 2004 awards shown above is comprised of two grants. First, as part of 2004 compensation, on February 16, 2005, Mr. Cortez was granted 13,761 shares of restricted stock. Second, on May 15, 2004, Mr. Cortez was granted 35,562 shares of restricted stock that vest 20% on each anniversary of the grant date, beginning with the first. The dollar value of the 2003 awards shown above is comprised of two grants as follows: 5,652 shares of restricted stock that vest 34% on the first anniversary of the grant date and 33% on each of the second and third anniversaries of the grant date and 4,835 shares of restricted stock that vest 20% on each anniversary of the grant date beginning with the first. The dollar value of the 2002 awards shown above is comprised of two grants as follows: 567 shares that vest 34% on the first anniversary of the grant date and 33% on each of the second and third anniversaries of the grant date and 11,967 shares that vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date. On December 31, 2004, the value of these 72,344 shares was $2,788,138.

(14)	The 2003 number reflects an option grant that vests 20% on each anniversary of the grant date beginning with the first. The 2002 number reflects an option grant that vests 34% on the first anniversary of the grant date and 33% vests on each of the second and third anniversaries of the grant date.

(15)	The dollar value of the 2004 awards shown above is comprised of one grant of 20,191 shares of restricted stock. The dollar value of the 2003 awards shown above is comprised of two grants as follows: 9,309 shares of restricted stock that vest 34% on the first anniversary of the grant date and 33% on each of the second and third anniversaries of the grant date and 11,377 shares of restricted stock that vest 20% on each anniversary of the grant date beginning with the first. The dollar value of the 2002 awards shown above is comprised of one grant as follows: 12,930 shares of restricted stock that vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date. On December 31, 2004, the value of these 53,807 shares was $2,073,722.

(16)	Reflects two option grants, each of which was made on February 3, 2003 at an exercise price of $36.35 per share. Of the total, options for 84,071 shares vest 34% on the first anniversary of the grant date and 33% vest on each of the second and third anniversaries of the grant date, and options for 123,894 shares vest 40% on the second anniversary of the grant date and 20% on each of the third, fourth and fifth anniversaries of the grant date.
OPTION/SAR GRANTS IN LAST FISCAL YEAR
      Information on options granted in fiscal year 2004 to the Named Executive Officers is set forth in the following table.

	Individual Grants(1)

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted To
	Options/SARs	Employees in	Exercise or Base	Expiration	Grant Date Present
Name	Granted (#)(2)	Fiscal Year	Price ($/Sh)	Date	Value ($)(3)

Terry Considine(4)	768,227	62.6%	$32.05	2/19/2014	$1,720,829
David Robertson	64,453	5.3	32.05	2/19/2014	144,375
Paul J. McAuliffe	147,321	12.0	32.05	2/19/2014	329,999
Miles Cortez	31,306	2.6	32.05	2/19/2014	70,125
Lance J. Graber	—	—	—	—	—

(1)	Under the terms of the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan (the “1997 Stock Plan”), the plan administrator retains discretion, subject to certain restrictions, to modify the terms of outstanding options. The exercise price of incentive options granted under the 1997 Stock Plan equal the fair market value of a share of Common Stock on the date of grant. The exercise price of non-qualified options issued under the 1997 Stock Plan generally equals the fair market value of a share of Common Stock on the date of grant.

(2)	For options for 384,113 shares granted to Mr. Considine, the vesting schedule is on the first (34%), second (33%) and third (33%) anniversaries of the grant date of February 19, 2004. For options for 384,114 shares, options for 64,453 shares, options for 147,321 shares and options for 31,306 shares for Messrs. Considine, Robertson, McAuliffe and Cortez, respectively, vesting is 20% on each anniversary of the grant date of February 19, 2004, beginning with the first.

(3)	The estimated present value at grant date of option grants in fiscal year 2004 has been calculated using a value of $2.24 per option, which value was derived using the Black-Scholes option pricing model based on the following assumptions: exercise price per share of $32.05; an expected life of the option of five years; a fixed dividend yield of 7.49% over the life of the option; a risk free rate of 3.47%; and historical volatility of 19.14% for Aimco’s Common Stock over five years. For accounting purposes, the compensation cost related to these options is based on the number of options multiplied by the $2.24 per option Black-Scholes valuation, and such compensation cost generally will be recognized over the vesting period. The ultimate value of these options depends on the actual performance of Aimco’s Common Stock during the applicable period and upon when options are exercised. No gain to the optionee is possible without an increase in the share price, which would benefit all stockholders as well.

(4)	Does not reflect options granted on February 16, 2005, at an exercise price of $38.05 per share, as part of 2004 compensation to Mr. Considine. Mr. Considine received one option grant for 300,000 shares. The February 16, 2005 option grant vests 20% on each anniversary of the grant date, beginning with the first. As of the grant date, the estimated present value of this award was $1,071,000 based on a value of $3.57 per option, which value was derived using the Black-Scholes option pricing model based on the following assumptions: exercise price per share of $38.05; an expected life of the option of five years; a fixed dividend yield of 6.31% over the life of the option; a risk free rate of 4.10%; and historical volatility of 19.0% for Aimco’s Common Stock over five years. For accounting purposes, the compensation cost related to these options is based on the number of options multiplied by the $3.57 per option Black-Scholes valuation, and such compensation cost generally will be recognized over the vesting period. The ultimate value of these options depends on the actual performance of Aimco’s Common Stock during the applicable period and upon when options are exercised. No gain to the optionee is possible without an increase in the share price, which would benefit all stockholders as well.
AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/ SAR VALUES
      Information on option exercises during 2004 by the Named Executive Officers, and the value of unexercised options held by Named Executive Officers at December 31, 2004 is set forth in the following table.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options/SARs
			Options/SARs at FY-End (#)		at FY-End ($)(1)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable(2)	Exercisable	Unexercisable

Terry Considine(2)	None	None	3,782,558	1,917,977	$3,529,248	$6,223,803
David Robertson	None	None	61,918	364,040	62,599	709,397
Paul J. McAuliffe	None	None	342,763	402,318	371,352	1,223,173
Miles Cortez	None	None	144,217	152,969	26,490	254,599
Lance J. Graber	None	None	218,584	179,381	70,199	392,844

(1)	Market value of underlying securities at fiscal year-end, less the exercise price. Market value is determined based on the closing price of the Common Stock on the New York Stock Exchange on December 31, 2004 of $38.54 per share.

(2)	Does not include options for 300,000 shares granted to Mr. Considine on February 16, 2005.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
      Information on equity compensation plans as of the end of the 2004 fiscal year under which equity securities of the Company are authorized for issuance is set forth in the following table.

				Number of Securities
				Remaining Available for
				Future Issuance under
	Number of Securities To Be		Weighted Average Exercise	Equity Compensation Plans
	Issued upon Exercise of		Price of Outstanding	(Excluding Securities
	Outstanding Options		Options, Warrants and	Subject to Outstanding
Plan Category	Warrants and Rights		Rights	Unexercised Grants)

Equity compensation plans approved by security holders	10,762,312		$38.80	4,889,611
Equity compensation plans not approved by security holders	49,772	(1)	$39.78	-0-

(1)	Includes outstanding options that were assumed by the Company in a 1998 merger and expire on December 19, 2006.
EMPLOYMENT ARRANGEMENTS
      Mr. Considine receives annual cash compensation pursuant to an employment contract with the Company. The initial two-year term of this contract expired in July 1996 but the contract is automatically renewed for successive one-year terms unless Mr. Considine is terminated by the Company. The base salary payable under the employment contract is subject to annual review and adjustment by the Compensation and Human Resources Committee. For 2004, Mr. Considine received $300,000 in base salary. Mr. Considine is also eligible for a bonus set by the Compensation and Human Resources Committee. See “Compensation and Human Resources Committee Report to Stockholders.”
      This employment contract provides that upon a change in control of the Company or a termination of employment under certain circumstances, Mr. Considine will be entitled to a payment equal to three times the average annual salary for the previous three years. The contract provides that during the term of the contract and for one year thereafter in no event will Mr. Considine engage in the acquisition, development, operation or management of other multifamily rental apartment properties outside of the Company. In addition, the contract provides that the Mr. Considine will not engage in any active or passive investment in property relating to multifamily rental apartment properties, with the exception of the ownership of up to 1% of the securities of any publicly-traded company involved in those activities.
      The December 31, 2004, grant to Mr. Robertson of 52,563 shares of restricted stock vests 25% on each anniversary of the grant date, beginning with the first and is subject to acceleration upon termination of employment under certain circumstances and upon a change in control. In addition, the form of restricted stock agreement used for restricted stock awards, including those grants to Messers. Considine, Robertson, McAuliffe, Cortez and Graber, includes a provision for accelerated vesting upon a change in control.
      Effective in January 2002, the Company entered into certain non-competition and non-solicitation agreements with a number of employees, including Messrs. Considine, Robertson, McAuliffe, Cortez and Graber. Pursuant to the agreements, in consideration for payment of certain bonus and restricted stock, each of these executives agreed that during the term of his employment with the Company and for a period of two (2) years following the termination of his employment, except in circumstances where there was a change in control of the Company, he could not (i) be employed by a competitor of the Company named on a schedule to the agreement, (ii) solicit other employees to leave the Company’s employ or (iii) solicit customers of Aimco to terminate their relationship with the Company. The agreements further required that the executives protect Aimco’s trade secrets and confidential information.
      The agreements provide that in order to enforce the above-noted non-competition condition following the executive’s termination of employment by the Company without cause, each of Messrs. Considine, Robertson, McAuliffe, Cortez and Graber will receive, for a period not to exceed the earlier of twenty-four (24) months following such termination or the date of acceptance of employment with a non-competitor, (i) severance pay in an amount, if any, to be determined by the Company in its sole discretion and (ii) a monthly payment equal to two-thirds (2/3) of such executive’s monthly base salary at the time of termination.
      For purposes of these agreements, “cause” is defined to mean, among other things, the executive’s (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) indictment, conviction, plea of guilty or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      From time to time, Aimco has entered into various transactions with certain of its executive officers and directors. Aimco attempts to price such transactions based on fair market value, and believes that the transactions are on terms that are as favorable to the Company as could be achieved with unrelated third parties.
High Performance Units
      In 2004, the Operating Partnership sold to a limited liability company owned by members of senior management and other employees of the Company’s subsidiaries (approximately 73% by a Considine family partnership and approximately 18% by other employees, including Messrs. Robertson, McAuliffe and Cortez) an aggregate of 4,109 Class VII Units for approximately $752,000. The sale was approved by Aimco’s stockholders at the 2004 Annual Stockholders’ Meeting. Based on the total return of Aimco’s Common Stock during 2004, compared to the Morgan Stanley REIT Index and a minimum 11% return, the Class VII Units were valued at $0 for the period of January 1, 2004 through December 31, 2004, however, the full measurement period ends on December 31, 2006.
      Based on the total return of Aimco’s Common Stock during 2002, 2003 and 2004, compared to the Morgan Stanley REIT Index, and a 36.8% minimum return, the Class V Units were valued at $0 as of January 1, 2005 and the allocable investment made by the investors of $937,601 was lost. Based on the total return of Aimco’s Common Stock during 2003 and 2004, compared to the Morgan Stanley REIT Index and a minimum 23.2% return, the Class VI Units were valued at $0 for the period of January 1, 2003 through December 31, 2004, however, the full measurement period ends on December 31, 2005. Aimco is currently proposing for the Operating Partnership to issue up to 5,000 Class VIII Units to a limited liability company that the Company expects will be owned by members of senior management (including up to 90% by a Considine family partnership) and other officers and employees. The aggregate purchase price for the Class VIII Units is $780,000. See “Proposal 3: Approval of the Sale of High Performance Units.”
Stock Purchase Loans
      From time to time, prior to the effectiveness of the Sarbanes-Oxley Act of 2002 in July 2002, Aimco made loans to its executive officers to finance their purchase of shares of Common Stock from the Company. In order to comply with the Sarbanes-Oxley Act of 2002, Aimco no longer provides loans to executive officers and will not make any material modification to any existing loans to executive officers. The following table sets forth certain information with respect to stock purchase loans to executive officers. For those officers who have no such loans, no information is shown.

			Highest Amount	Amount Repaid
			Owed During	Since Inception	March 15, 2005
Name	Interest Rate		2004	(through 3/15/05)	Balance (1)

Terry Considine	7.25%		$10,698,175	$28,296,808	$7,539,182
Jeffrey W. Adler	6.00%		545,375	169,943	430,072
Harry G. Alcock	7.18%	(2)	622,473	821,734	472,272
Miles Cortez	7.25%		2,929,550	138,543	2,861,502
Patti K. Fielding	7.25%		532,317	351,277	268,723
Lance J. Graber	7.00%		1,779,360	208,026	1,716,974
Paul J. McAuliffe	7.00%		1,757,420	875,747	1,524,258
David Robertson	6.75%		2,894,171	182,065	2,817,944

			$21,758,841	$31,044,143	$17,630,927

(1)	These loans are secured by shares of Common Stock as follows: Mr. Considine: 660,000 shares purchased at $30.00 per share; Mr. Adler: 13,260 shares purchased at $45.25 per share; Mr. Alcock: 11,644 shares purchased at $36.50 per share and 12,000 shares purchased at $38.50 per share; Mr. Cortez: 62,731 shares purchased at $48.10 per share; Ms. Fielding: 10,000 shares purchased at $43.00 per share; Mr. Graber: 50,000 shares purchased at $38.50 per share; Mr. McAuliffe: 64,865 shares purchased at $37.00 per share; Mr. Robertson: 68,603 shares purchased at $43.73 per share.

(2)	Reflects a weighted-average interest rate based on March 15, 2005 loan balances for two outstanding loans.
Loans Related To High Performance Units
      From time to time, prior to the effectiveness of the Sarbanes-Oxley Act of 2002 in July 2002, the Company made loans to certain of its executive officers and employees to finance their investment in High Performance Units through a limited liability company owned by a limited number of Aimco employees. Each loan is a full recourse loan repayable pursuant to an installment payment or a payroll deduction plan. No such loan has ever been made to Mr. Considine. The following table sets forth certain information with respect to these loans. The employees named below are the Named Executive Officers; however, no information is shown for the Named Executive Officers who had no such loans outstanding in 2004. Other executive officers and non-executive officers who received loans are grouped in the “other employees” category. In order to comply with the Sarbanes-Oxley Act of 2002, the Company no longer provides loans to executive officers and will not make any material modification to any existing loans to executive officers.

		Highest Amount	Amount Repaid
	Interest	Owed During	Since Inception	March 15, 2005
Name	Rate	2004	(through 3/15/05)	Balance

Paul J. McAuliffe	7.00%	$206,224	$484,252	0
David Robertson	7.00%	10,020	21,320	0
Lance J. Graber	7.00%	35,855	71,711	0
Other employees as a group (51 persons)	7.00%	518,101	1,483,497	0

		$770,200	$2,060,780	$0

Relocation Arrangements
      On March 4, 2004 and as disclosed previously, the Company entered into several agreements with Mr. Robertson and his wife in connection with their relocation from California to Denver, Colorado, the location of the Company’s headquarters. The terms of the agreements included: (i) the purchase by the Company of the Robertsons’ residence in California for approximately $4,550,000, which price represented the average of two certified independent appraisals of the residence; (ii) the payment by the Company of all closing and related costs in connection with such purchase from the Robertsons (approximately $15,000); (iii) the reimbursement to the Company by the Robertsons of $3,800 in property taxes not yet due and payable for the period from January 1, 2004 through March 4, 2004; (iv) the reimbursement to the Robertsons by the Company of approximately $400,000 for capital gain taxes incurred by the Robertsons as a result of the sale of this residence; (v) the right of the Robertsons to rent the residence on a month-to-month basis at a rate of $5,000 per month (until the sale of the residence by the Company and subject to certain conditions); (vi) the reimbursement to the Robertsons by the Company of any improvement costs expended by the Robertsons to improve the residence during the term of their lease in an amount not to exceed $25,000; and (vii) the reimbursement to the Robertsons by the Company of all relocation expenses of the Robertsons and their dependents as well as certain costs related to the purchase of a new residence in Colorado.
      During 2004, the Company assisted Jeff Adler, Aimco’s Executive Vice President — Property Operations, with certain arrangements related to the sale of his home, including the purchase by the Company of his home at his original purchase price of approximately $600,000, which was approximately $175,000 in excess of the then current fair market value, and reimbursement by the Company of approximately $120,000 for taxes incurred by Mr. Adler on the sale of his home.
Property and Investment Analysis Arrangement
      In connection with the analysis and review of certain potential property investments, Aimco entered into a contract with ACP Advisors LLC. During 2004, Aimco paid ACP Advisors LLC fees in an aggregate amount of $155,600 plus reimbursement of direct expenses. Aimco’s current arrangement with ACP Advisors LLC is due to expire April 30, 2005. Roger Cortez and Miles Cortez III are the sole members of ACP Advisors. Roger Cortez is the brother and Miles Cortez III is the son of Miles Cortez, Aimco’s Executive Vice President, General Counsel and Secretary. Mr. Cortez does not have an interest in ACP Advisors LLC.

STOCK PRICE PERFORMANCE GRAPH
      The following graph compares cumulative total returns for the Company’s Common Stock, the Standard & Poor’s 500 Total Return Index (the “S&P 500”), the NASDAQ Composite, the SNL Residential REIT Index and the Morgan Stanley REIT Index. The SNL Residential REIT Index was prepared by SNL Securities, an independent research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries. The Morgan Stanley REIT Index is published by Morgan Stanley Capital International Inc., a provider of equity indices. The indices are weighted for all companies that fit the definitional criteria of the particular index and are calculated to exclude companies as they are acquired and add them to the index calculation as they become publicly traded companies. All companies of the definitional criteria in existence at the point in time presented are included in the index calculations. The graph assumes the investment of $100 in the Company’s Common Stock and in each index on December 31, 1999, and that all dividends paid have been reinvested.

	Period Ended

Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Aimco	100.00	133.97	131.56	116.42	116.63	140.31
S&P 500*	100.00	91.20	80.42	62.64	80.62	89.47
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL Residential REITs Index	100.00	133.73	147.86	139.53	175.68	233.02
Morgan Stanley REIT Index	100.00	126.81	143.08	148.30	202.79	266.64

*	Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago, 2005.
      The Stock Price Performance Graph will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

OTHER MATTERS
      Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aimco’s executive officers and directors, and persons who own more than ten percent of a registered class of Aimco’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than ten percent of Aimco’s registered equity securities are required by SEC regulations to furnish Aimco with copies of all such forms that they file.
      Based solely on Aimco’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2004, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, Aimco believes that during the period ended December 31, 2004, all filing requirements were complied with by its executive officers and directors of the Company’s stock. Aimco is not aware of any beneficial owner of more than ten percent of any class of any of Aimco’s registered equity securities.
      Stockholders’ Proposals. Proposals of stockholders intended to be presented at Aimco’s Annual Meeting of Stockholders to be held in 2006, must be received by Aimco, marked to the attention of the Secretary, no later than November 30, 2005 to be included in Aimco’s Proxy Statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Proposals of stockholders submitted to Aimco for consideration at Aimco’s Annual Meeting of Stockholders to be held in 2006 outside the processes of Rule 14a-8 (i.e., the procedures for placing a stockholder’s proposal in Aimco’s proxy materials) will be considered untimely if received by the Company after February 13, 2006.
      Other Business. Aimco knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.
      Available Information. Aimco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s public filings are also available to the public from commercial document retrieval services and on the internet site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      The SEC allows Aimco to “incorporate by reference” information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (Commission file No. 1-13232). This document contains important information about the Company and its financial condition.
      Aimco incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement and the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Aimco has mailed all information contained or incorporated by reference in this Proxy Statement to stockholders.

      If you are a stockholder, the Company may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Company or the SEC or the SEC’s internet site described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in the Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing from the Company at the following address:

Corporate Secretary Apartment Investment and Management Company 4582 South Ulster Street Parkway Suite 1100 Denver, Colorado 80237
      If you would like to request documents from the Company, please do so by April 15, 2005 to receive them before the Meeting. If you request any incorporated documents, they will be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.
      You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Annual Meeting of Stockholders. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March 22, 2005. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS
March 22, 2005
Denver, Colorado

      PROXY
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED
FOR EACH OF THE SIX NOMINEES
FOR DIRECTOR LISTED IN PROPOSAL 1 BELOW AND
THE PROPOSALS REFERRED TO IN 2 AND 3 BELOW
     The undersigned hereby appoints Terry Considine, Paul J. McAuliffe and Miles Cortez and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (“Aimco”), standing in the undersigned’s name, at the Annual Meeting of Stockholders of the Company to be held at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, on April 29, 2005 at 9:00 a.m., Denver time (including any adjournments or postponements thereof, the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement for the Stockholders’ Meeting and such other matters as may come before such meeting.
     Aimco’s Board recommends a vote FOR all nominees in proposal 1.

1.	To elect the following six directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify: Terry Considine, James N. Bailey, Richard S. Ellwood, J. Landis Martin, Thomas L. Rhodes, and Michael A. Stein.

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY for all Nominees	☐ WITHHOLD AUTHORITY for any Individual Nominee(s) (Write the name(s) of the nominee(s) in the space below)
1.

2.

3.

4.

5.

6.

Aimco’s Board recommends a vote FOR proposal 2.

2.	To ratify the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for Aimco for the fiscal year ending December 31, 2005.
☐ FOR                ☐ AGAINST                ☐ ABSTAIN
Aimco’s Board recommends a vote FOR proposal 3.
3.    To approve the sale of up to 5,000 High Performance Units.
☐ FOR                ☐ AGAINST                ☐ ABSTAIN
(Continued, and to be dated and signed on the reverse side.)

     Aimco encourages you to take advantage of new and convenient ways by which you can vote your shares on matters to be covered at the Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.
TO VOTE OVER THE INTERNET:

•	Have your proxy card in hand when you access the web site.

•	Log onto the Internet and go to the web site, www.eproxyvote.com/aiv, 24 hours a day, 7 days a week.

•	You will be prompted to enter your control number printed in the box above.

•	Follow the instructions provided.
TO VOTE OVER THE TELEPHONE:

•	Have your proxy card in hand when you call.

•	On a touch-tone telephone call 1-877-779-8683, 24 hours a day, 7 days a week.

•	You will be prompted to enter your control number printed in the box above.

•	Follow the recorded instructions.
TO VOTE BY MAIL:

•	Mark, sign and date your proxy card.

•	Return your proxy card in the postage-paid envelope provided.
      Your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 p.m. eastern time on April 28, 2005.

      APARTMENT INVESTMENT AND MANAGEMENT COMPANY
PROXY FOR COMMON STOCK
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
STOCKHOLDERS ON APRIL 29, 2005
     If any other business is transacted at the Stockholders’ Meeting, the Proxy shall be voted in accordance with the best judgment of the above-named attorneys and proxies.

Dated: , 2005

(Signature of Stockholder)

(Signature of Stockholder)

Please sign your name exactly as it appears hereon. If acting as attorney, executor, trustee, or in other representative capacity, please sign name and title. If stock is held jointly, each joint owner should sign.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE
ENCLOSED ENVELOPE